Exhibit 5.1
                                   -----------

                               Opinion on Legality

                       [Letterhead of The Otto Law Group]


                                February 13, 2006

Vocalscape Networks, Inc.
1847 West Broadway, Suite 305
Vancouver, British Columbia Canada V6J 1Y6

      Re: Registration of Common Stock of Vocalscape Networks, Inc., a Nevada corporation ("Vocalscape")

Ladies and Gentlemen:

In connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of an aggregate 1,550,000 shares of common stock (the "Shares") to be issued pursuant to certain Consulting Agreements and the OLG Agreement by and between the Registrant and The Otto Law Group, PLLC, as amended, we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, when the Shares have been issued, the Shares will be validly issued, fully paid and nonassessable shares of common stock of Vocalscape.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectuses constituting a part thereof, and any amendments thereto.


                                                 Very truly yours,

                                                 THE OTTO LAW GROUP, PLLC

                                                 /s/ The Otto Law Group